Exhibit 99.1

    Cypress Bioscience, Inc. Announces Third Quarter 2004 Results


    SAN DIEGO--(BUSINESS WIRE)--Nov. 9, 2004--

  Company Announces Commencement of Second Phase III Trial Evaluating
                  Milnacipran as a Treatment for FMS

    Cypress Bioscience, Inc. (NASDAQ:CYPB) today announced its financial results for the third quarter of 2004. For the quarter ended September 30, 2004, the Company reported net income of approximately $376,000 or $0.01 per share basic and diluted, which includes a non-cash compensation benefit of $782,000 related to variable stock options, compared to a net loss of approximately $5.2 million or $0.28 per share basic and diluted, which includes non-cash compensation expense of $1.6 million related to variable stock options, for the corresponding period in 2003. Although we reported net income this quarter, we expect a net loss for the next quarter and the foreseeable future. At September 30, 2004, the Company had cash, cash equivalents and investments totaling $114.6 million.
    The Company reported revenues of $4.3 million and $11.1 million for the quarter and nine months ended September 30, 2004, respectively, compared to no revenue for the quarter and nine months ended September 30, 2003. The revenues recognized during 2004 consist solely of amounts earned pursuant to the Company's collaboration agreement with Forest Laboratories for the development and marketing of milnacipran, which was entered into during January 2004. The revenues for 2004 include the amortization of the upfront payment of $25.0 million over 8 years, funding received from Forest Laboratories for certain of our employees devoted to the development of milnacipran and sponsored development reimbursements.
    Total operating expenses for the quarter and nine months ended September 30, 2004 were $4.3 million and $20.5 million, respectively, compared to $5.3 million and $14.6 million for the quarter and nine months ended September 30, 2003, respectively. The decrease in operating expenses for the quarter ended September 30, 2004 compared to the corresponding period in 2003 was primarily due to accounting related to variable stock options which resulted in the recognition of a non-cash compensation benefit during the third quarter of 2004 compared to non-cash compensation expense during the third quarter of 2003. The increase in operating expenses for the nine months ended September 30, 2004 compared to the corresponding period in 2003 was due mainly to non-cash compensation charges totaling $6.2 million during 2004. In addition, total operating expenses for 2004 include a one-time, success-based fee paid to our investment bankers in connection with the closing of our collaboration agreement with Forest Laboratories and a $1.25 million sublicense fee paid to Pierre Fabre in connection with our collaboration agreement with Forest Laboratories.
    The Company also announced today that Forest Laboratories (NYSE:FRX) has initiated the second Phase III trial evaluating milnacipran for the treatment of Fibromyalgia Syndrome ("FMS"). This trial commenced in October of this year. In light of the increased expense and risk associated with running two parallel trials, Cypress and Forest Laboratories are discussing an arrangement whereby, for this trial only, Cypress would initially share in some of the costs of the trial, with Forest Laboratories reimbursing Cypress with a premium under certain circumstances. Assuming positive results in both pivotal trials, the Phase III program could be completed in 2006.

    About Cypress Bioscience, Inc.

    Cypress is committed to be the innovator and leader in providing products that improve the treatment of Functional Somatic Syndromes, including Fibromyalgia Syndrome (FMS), and other related Pain and Central Nervous System conditions. Cypress' strategy involves acquiring or in-licensing undervalued central nervous system active compounds and developing them for new indications.
    In August 2001, Cypress licensed from Pierre Fabre Medicament its first product for clinical development, milnacipran. The license agreement provides Cypress with an exclusive license to develop and sell any products with the compound milnacipran as an active ingredient for any indication in the United States and Canada. On January 9, 2004, Cypress entered into a collaboration agreement with Forest Laboratories for the development and marketing of milnacipran. In October 2003, Cypress began initiating its Phase III clinical trials for the use of milnacipran as a potential treatment for FMS. The second Phase III trial commenced in October 2004. As originally agreed, Forest Laboratories is running the second Phase III clinical trial for milnacipran, with the assistance of Cypress. We are continuing to evaluate various potential strategic transactions, including the potential acquisition of products and companies, and other alternatives that we believe may enhance stockholder value.
    For more information about Cypress, please visit the Company's web site at www.cypressbio.com.

    This press release, as well as Cypress' SEC filings and web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the potential of milnacipran to treat FMS. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress Annual Report on Form 10-K, the most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. In addition, there is the risk that we and Forest Laboratories may not be able to successfully develop or market milnacipran for the treatment of FMS, and, as a result, would not receive any milestone or royalty payments from Forest Laboratories; that we and Forest Laboratories may encounter regulatory or other difficulties in the development of milnacipran for FMS, including delays in beginning or completing Phase III trials and that we may not complete our Phase III program in 2006, or ever; that Forest may decrease or eliminate the funding of certain of our employees as we complete enrollment in the first clinical trial for milnacipran; that we may not be able to protect our patents or proprietary technology; that milnacipran may not significantly improve the treatment of FMS; that we may not be successful in identifying, licensing and developing any additional products or identifying or acquiring any companies and even if we complete any such transaction, it may not enhance stockholder value. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.


                       CYPRESS BIOSCIENCE, INC.
                       Condensed Financial Data
                 (In thousands except per share data)

Statement of Operations Data:

                                    Quarter ended    Nine months ended
                                     September 30,     September 30,
                                    2004     2003     2004      2003
                                   ------- -------- -------- ---------
                                      (unaudited)      (unaudited)
Revenues under collaborative
 agreement                         $4,259       $-  $11,118        $-

Operating expenses:
  Research and development          3,846    2,763   11,209     9,687
  General and administrative        1,120      861    4,453     2,424
  Non-cash compensation charges       131       25    6,199        91
  Compensation expense (benefit) -
   variable stock options            (782)   1,617   (1,378)    2,403
                                   ------- -------- -------- ---------
Total operating expenses            4,315    5,266   20,483    14,605
                                   ------- -------- -------- ---------

Other income, net                     432       32      699        78
                                   ------- -------- -------- ---------

Net income (loss)                    $376  $(5,234) $(8,666) $(14,527)
                                   ======= ======== ======== =========

Net income (loss) per share - basic $0.01   $(0.28)  $(0.32)   $(0.88)
                                   ======= ======== ======== =========
Shares used in computing net income
 (loss) per share - basic          29,625   18,947   27,001    16,567
                                   ======= ======== ======== =========

Net income (loss) per share -
 diluted                            $0.01   $(0.28)  $(0.32)   $(0.88)
                                   ======= ======== ======== =========
Shares used in computing net income
 (loss) per share - diluted        32,890   18,947   27,001    16,567
                                   ======= ======== ======== =========


Balance Sheet Data:

                                               June 30,   December 31,
                                                 2004         2003
                                             ------------ ------------
                                             (unaudited)
Assets
 Cash, cash equivalents and short-term
  investments                                   $114,600      $23,525
 Other current assets                              3,937          150
 Other non-current assets                            106          132
                                             ------------ ------------
   Total assets                                 $118,643      $23,807
                                             ============ ============

Liabilities and Stockholders' Equity
 Current liabilities                              $5,180       $1,625
 Long-term liabilities                            19,577           53
 Stockholders' equity                             93,886       22,129
                                             ------------ ------------
   Total liabilities and stockholders' equity   $118,643      $23,807
                                             ============ ============



    CONTACT: Cypress Bioscience, Inc.
             Sabrina Martucci Johnson, Chief Financial Officer and
             Vice President
             Mary Gieson, Investor Relations
             858-452-2323